Exhibit 99.1

July 16, 2010

Investors May Contact:

Kevin Stitt, Bank of America, 1.704.386.5667

Lee McEntire, Bank of America, 1.704.388.6780

Reporters May Contact:

Jerry Dubrowski, Bank of America, 1.980.388.2840

jerome.f.dubrowski@bankofamerica.com

Bank of America Earns $3.1 Billion in Second Quarter

Credit Quality Continues to Improve, Especially in Credit Card

Capital Ratios Strengthened

Investment Bank Moves Up to No. 1 in U.S. Investment Banking Fees

Strong Asset Management Fees and Brokerage Income Drive

Wealth Management

Average Retail Deposit Balances Rise 3 Percent

CHARLOTTE – Bank of America Corporation today reported second-quarter 2010 net income of $3.1 billion, compared to net income of $3.2 billion a year ago. After preferred dividends, earnings were $0.27 per diluted share, compared to $0.33 in the second quarter of 2009.

Results were driven by lower credit costs, which improved for the fourth straight quarter, and the sale of non-core assets as the company focused on strengthening key business lines and divesting assets that do not directly contribute to providing financial services to customers. These positives were partially offset by lower trading account profits, reduced mortgage banking income and increased costs associated with the United Kingdom payroll tax on certain year-end incentive payments.

“Our quarterly results show that we are making progress on our strategy to align around our three core customers groups – consumers, businesses, and institutional investors – and create the financial institution that customers tell us they want, built on a broad relationship of clarity, transparency, and helping them manage through challenging times,” said Chief Executive Officer and President Brian Moynihan. “We improved our capital foundation through retained earnings, and credit quality improved even faster than expected. We have the most complete financial franchise in the world, and we are focused on executing our strategy and delivering outstanding long-term value to our customers and shareholders.”

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Second-Quarter Business Highlights

•

Bank of America continued to leverage its global franchise and increase the number of referrals. Approximately 80,000 lending and deposit products were delivered to Merrill Lynch clients in the second quarter, up from 60,000 in the first quarter of 2010 and 35,000 in all of 2009. Referrals between Global Wealth and Investment Management and the company’s commercial and corporate businesses increased 24 percent from the first quarter of 2010.

•

Bank of America Merrill Lynch ranked No. 1 in U.S. net investment banking revenues with a 13 percent market share, according to Dealogic second-quarter 2010 league tables, as well as No. 1 in global leveraged loans, No. 1 in global investment grade corporate debt and No. 1 in global syndicated loans.

•	Average retail deposit balances rose 3 percent from a year ago to $649.6 billion, paced by strong organic growth in Merrill Lynch Global Wealth Management.

•

Bank of America extended approximately $174 billion in credit in the second quarter of 2010, according to preliminary data. Credit extensions included $72 billion in first mortgages, $76 billion in commercial non-real estate, $13 billion in commercial real estate, $3 billion in domestic consumer and small business card, $2 billion in home equity products and $8 billion in other consumer credit. Commercial credit extensions include a significant number of credit renewals.

•

Bank of America funded $72 billion in first mortgages, helping more than 342,000 people either purchase homes or refinance existing mortgages during the quarter. This funding included approximately 35,000 first-time homebuyer credit-qualified mortgages, and more than 129,000 mortgages to low- and moderate-income borrowers. Approximately 53 percent of funded first mortgages were for home purchases.

•

Since the start of 2008, Bank of America and previously Countrywide have completed nearly 650,000 loan modifications with customers. During the quarter more than 80,000 loan modifications were completed, including 38,000 consumers who converted from trial modifications under the government’s Making Home

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Affordable program.

•

During the quarter, Global Wealth and Investment Management launched Merrill Edge, which combines the investment expertise of Merrill Lynch and the banking strength of Bank of America. Merrill Edge is designed for self-directed and mass affluent clients to more effectively manage their investments, savings, credit, banking and retirement assets via an online platform, phone channels and branch offices. Since its introduction a few weeks ago, the company has followed up with 7,000 qualified contacts.

•	Global Wealth and Investment Management reported strong asset management fees during the quarter and the second-highest quarterly brokerage income since the acquisition of Merrill Lynch.

•

Bank of America sold or agreed to sell a number of non-core assets during the quarter as part of the company’s strategy to focus on its core businesses and strengthen capital ratios. The transactions included the following:

•	The sale of the company’s preferred and common shares of Itaú Unibanco Holding S.A., which generated a $1.2 billion pretax gain.

•	The sale of the company’s equity position in MasterCard, resulting in a pretax gain of approximately $440 million.

•	The sale of Columbia Management’s long-term asset management business, which generated a $60 million pretax gain and resulted in a reduction in goodwill and intangibles of approximately $800 million.

•

An agreement to sell the company’s entire 24.9 percent stake in Grupo Financiero Santander, S.A.B. de C.V. back to an affiliate of its parent company in a private transaction for $2.5 billion. This generated a pretax loss of $428 million.

•	An agreement to sell a $1.9 billion portfolio of limited partnership interests in private equity funds to AXA Private Equity at a pretax loss of approximately $160 million.

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Second-Quarter 2010 Financial Summary

Revenue and Expense

(Dollars in millions)

	Three Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009
Net interest income, FTE basis [1]	$13,197	$14,070	$11,942
Noninterest income	16,253	18,220	21,144
Total revenue net of interest expense, FTE basis	29,450	32,290	33,086
Noninterest expense	$17,253	$17,775	$17,020
Efficiency ratio	58.58%	55.05%	51.44%

[1]

FTE basis is a non-GAAP measure. In the three months ended June 30, 2009 net interest income on a managed FTE basis was $14.7 billion. Prior year managed basis assumed that credit card loans that were securitized were not sold and presented earnings on these loans in a manner similar to the way loans that have not been sold (i.e., held loans) were presented. For reconciliation to GAAP measures, refer to page 20 of this press release.

Revenue, net of interest expense, on a fully taxable-equivalent (FTE) basis declined 11 percent from the year-ago period. The year-ago period included gains from the sale of the company’s shares in China Construction Bank (CCB) and the contribution of a merchant services business to a joint venture.

Net interest income on a FTE basis increased $1.3 billion from a year earlier, reflecting the impact of the adoption of new consolidation guidance, effective January 1, 2010, which added net assets of approximately $100 billion to the balance sheet. The change, while having no material impact on net income, primarily increased net interest income offset by changes in card income and the provision for credit losses.

The net interest yield widened 13 basis points from the year-ago quarter due in part to the higher yielding loans, which were brought back on the balance sheet related to the adoption of the new consolidation guidance.

Noninterest income declined 23 percent from the year-ago quarter due primarily to lower equity investment income, lower mortgage banking income, reduced trading account profits and lower net gains on sales of debt securities as a result of losses associated with the sale of certain non-agency residential mortgage-backed securities. Equity investment income was lower as the prior year period included a $5.3 billion pretax gain on the sale of CCB shares while other income last year included a $3.8 billion pretax gain on the contribution of the merchant services business to a joint venture. The decrease in equity investment income related to the CCB transaction was offset in part by the gains on the sale of non-core assets. The decline in mortgage banking income reflected an increase in representations and warranties expense, lower production volume and margins, and less favorable mortgage servicing rights results, net of hedges. Partially offsetting these decreases

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was a $1.2 billion credit-related pretax gain primarily associated with the Merrill Lynch structured notes, compared to a $3.6 billion pretax loss on these structured notes in the year-ago period.

Noninterest expense rose slightly from the year-ago quarter on higher personnel costs due in part to the U.K. payroll tax on certain year-end incentive payments enacted this quarter, and increased professional fees. Pretax merger and restructuring charges declined $321 million from a year earlier.

Credit Quality

(Dollars in millions)

	Three Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009
Provision for credit losses	$8,105	$9,805	$13,375
Net charge-offs	9,557	10,797	8,701
Net charge-off ratio [1]	3.98%	4.44%	3.64%
Total managed net losses [2]	—	—	$11,684
Total managed net loss ratio [1,2]	—	—	4.42%

	At June 30, 2010	At March 31, 2010	At June 30, 2009
Nonperforming loans, leases and foreclosed properties	$35,701	$35,925	$30,982
Nonperforming loans, leases and foreclosed properties ratio [3]	3.74%	3.69%	3.31%
Allowance for loan and lease losses	$45,255	$46,835	$33,785
Allowance for loan and lease losses ratio [4]	4.75%	4.82%	3.61%

[1]	Net charge-off/loss ratios are calculated as annualized held net charge-offs or managed net losses divided by average outstanding held or managed loans and leases during the period.
[2]

Periods prior to January 1, 2010 are shown on a managed basis, which prior to the adoption of new consolidation guidance included losses on securitized credit card and other loans which are reported in net charge-offs post adoption.

[3]

Nonperforming loans, leases and foreclosed properties ratios are calculated as nonperforming loans, leases and foreclosed properties divided by outstanding loans, leases and foreclosed properties at the end of the period.

[4]	Allowance for loan and lease losses ratios are calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period.

Note: Ratios do not include loans measured under the fair value option.

Credit quality continued to improve during the quarter, with net charge-offs continuing to decline in most consumer portfolios. Credit costs, while still high, fell for the fourth consecutive quarter, reflecting continued improvement in relatively weak global economic conditions.

Credit quality across most commercial portfolios continued to improve with reservable criticized levels decreasing for the third consecutive quarter and

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nonperforming loans, leases and foreclosed properties decreasing for the second consecutive quarter. Net charge-offs in the core commercial portfolio declined across a broad range of borrowers and industries.

Net charge-offs were $1.2 billion lower than the first quarter, reflecting improvement in the consumer and commercial portfolios. Specific drivers of the decrease included the higher first-quarter charge-offs on certain modified collateral dependent consumer real estate loans and continued improvement in delinquencies and collections in the domestic credit card portfolio in the second quarter. These improvements were partially offset by losses related to certain foreign credit card renegotiated loans as the company conformed accounting for these loans to domestic charge-off policies. Nonperforming loans, leases and foreclosed properties were $35.7 billion, compared with $35.9 billion at March 31, 2010 and $31.0 billion a year ago.

The provision for credit losses was $8.1 billion, $1.7 billion lower than the first quarter and $5.3 billion lower than the same period a year earlier. The provision was $1.45 billion lower than net charge-offs, resulting in a reduction in the reserve for credit losses for the quarter. This compares with a $992 million reduction to the reserve for credit losses in the first quarter and a $4.7 billion addition a year earlier. The reserve reduction in the current quarter was primarily due to improved delinquencies, collections and bankruptcies in domestic credit card and consumer lending businesses, and improved credit profiles in the commercial portfolios. These were partially offset by reserve additions in the consumer real estate portfolios amid continued stress in the housing market, which included reserve additions for purchased credit-impaired consumer portfolios obtained through acquisitions.

Capital and Liquidity Management

	At June 30, 2010	At March 31, 2010	At June 30, 2009
Total shareholders’ equity (in millions)	$233,174	$229,823	$255,152
Tier 1 common ratio	8.01%	7.60%	6.90%
Tier 1 capital ratio	10.67%	10.23%	11.93%
Total capital ratio	14.77%	14.47%	15.99%
Tangible common equity ratio [1]	5.36%	5.23%	4.67%
Tangible book value per share [1]	$12.14	$11.70	$11.66

[1]

Tangible common equity and tangible book value per share are non-GAAP measures. Other companies may define or calculate the tangible common equity ratio and tangible book value per share differently. For reconciliation to GAAP measures, refer to page 20 of this press release.

Capital ratios were positively impacted from the first quarter of 2010 primarily due to the sale of certain non-core assets and increased retained earnings. The company’s

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liquidity position strengthened during the quarter as customers continued to reduce debt. Cash and cash equivalents rose $6.2 billion from the first quarter and $10.7 billion compared to the same period last year. The company’s total global excess liquidity sources rose $20 billion from the first quarter of 2010 to approximately $290 billion. At June 30, 2010, the company’s time-to-required funding was 22 months.

During the quarter, a cash dividend of $0.01 per common share was paid, and the company reported $340 million in preferred dividends. Period-end common shares issued and outstanding were 10.03 billion for the first and second quarters of 2010 and 8.65 billion for the second quarter of 2009. The increase in outstanding shares year over year was driven primarily by the company’s capital-raising initiative in the fourth quarter of 2009 and the related conversion of common equivalent shares into common stock in the first quarter of 2010.

2010 Business Segment Results

Deposits

(Dollars in millions)

	Three Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009
Total revenue, net of interest expense, FTE basis	$3,604	$3,633	$3,477
Provision for credit losses	61	37	87
Noninterest expense	2,496	2,498	2,593

Net income	665	688	534
Efficiency ratio, FTE basis	69.24%	68.75%	74.59%
Return on average equity	11.01%	11.57%	9.16%
Average deposits	$415,670	$414,169	$415,502

	At June 30, 2010	At March 31, 2010	At June 30, 2009
Period-end deposits	$411,682	$417,541	$421,651

Deposits net income rose 25 percent from the year-ago period due to increases in revenue and lower noninterest expense. Revenue increased as disciplined pricing, a customer shift to more liquid products and a higher residual net interest income allocation related to asset and liability management (ALM) activities, which drove higher net interest income. This was partially offset by lower service charges driven by overdraft policy changes announced in 2009.

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Noninterest expense decreased 4 percent from a year ago due to the absence of the special FDIC assessment, partially offset by higher retail distribution costs that shifted to Deposits from the other consumer businesses.

Average deposits remained relatively flat from a year ago as organic growth and the transfer of certain deposits from other client-managed businesses were offset by the expected decline in higher-yielding Countrywide deposits.

Global Card Services

(Dollars in millions)

	Three Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009
Total revenue, net of interest expense, FTE basis [1]	$6,861	$6,803	$7,262
Provision for credit losses [1]	3,795	3,535	7,655
Noninterest expense	1,799	1,757	1,936

Net income (loss)	806	947	(1,586)
Efficiency ratio, FTE basis	26.20%	25.84%	26.66%
Return on average equity	7.98%	8.90%	n/m
Average loans [1]	$177,571	$189,307	$215,808

	At June 30, 2010	At March 31, 2010	At June 30, 2009
Period-end loans [1]	$173,021	$181,763	$211,325

[1]

Results for 2009 shown on a managed basis. Managed basis assumed that credit card loans that were securitized were not sold and presented earnings on these loans in a manner similar to the way loans that have not been sold (i.e., held loans) were presented and represented provision for credit losses on held loans combined with realized credit losses associated with the securitized credit card loan portfolio. For more information and detailed reconciliation, refer to page 21 of this press release.

n/m	= not meaningful

Global Card Services net income increased $2.4 billion compared to a year ago due to declining credit costs reflecting continued improvement in the U.S. economy.

Revenue decreased $401 million from a year ago, driven by lower average loans and reduced interest and fee income primarily resulting from the implementation of the CARD Act, partially offset by the $440 million pretax gain on the sale of the MasterCard position.

Provision for credit losses decreased $3.9 billion from a year ago as lower delinquencies, decreasing bankruptcies and lower expected losses from the improving economic outlook drove lower charge-offs and reserve reductions during the quarter.

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Noninterest expense decreased compared to a year ago as a higher percentage of the retail distribution costs shifted to Deposits from Global Card Services.

Home Loans and Insurance

(Dollars in millions)

	Three Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009
Total revenue, net of interest expense, FTE basis	$2,795	$3,624	$4,463
Provision for credit losses	2,390	3,600	2,726
Noninterest expense	2,817	3,329	2,834

Net income (loss)	(1,534)	(2,072)	(726)
Efficiency ratio, FTE basis	100.78%	91.85%	63.50%
Average loans	$130,664	$133,745	$131,509

	At June 30, 2010	At March 31, 2010	At June 30, 2009
Period-end loans	$129,798	$132,428	$131,120

The net loss in Home Loans and Insurance increased $808 million compared to the year-ago period. Revenue decreased 37 percent largely due to lower mortgage banking income. The year-over-year decline in mortgage banking income was driven by the $802 million increase in representations and warranties expense combined with lower production volume and margins resulting from a decrease in refinance activity. Also contributing to the decline were less favorable mortgage servicing results partially offset by increased servicing income.

The provision for credit losses decreased $336 million from the year-ago period due to lower reserve additions driven by improving portfolio trends. Provision expense continued to remain elevated amid continued stress in the housing market.

Noninterest expense was essentially flat from a year ago as lower production expenses and a lower insurance loss provision were offset by increased costs related to default management staff and loss mitigation efforts.

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Global Commercial Banking

(Dollars in millions)

	Three Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009
Total revenue, net of interest expense, FTE basis	$2,778	$3,030	$2,843
Provision for credit losses	623	926	2,081
Noninterest expense	909	967	970

Net income (loss)	790	713	(64)
Efficiency ratio, FTE basis	32.74%	31.92%	34.12%
Return on average equity	7.55%	6.78%	n/m
Average loans and leases	$206,111	$213,841	$234,355
Average deposits	145,221	143,369	125,805

n/m = not meaningful

Global Commercial Banking net income increased $854 million from a year ago due to lower credit costs partially offset by lower revenues.

Revenue decreased from the same period in the prior year. Net interest income benefited from improved loan spreads on new, renewed and amended facilities offset by loan balance declines. Strong deposit growth contributed to revenue as clients remained very liquid. Revenue was negatively impacted by increased costs related to an agreement to purchase certain loans, partially offset by a higher residual net interest income allocation related to ALM activities.

The provision for credit losses decreased $1.5 billion driven by reserve reductions and lower net charge-offs in the commercial domestic and retail dealer-related portfolios, reflecting improved borrower credit profiles and higher resale values. Also contributing to the decline in provision was the higher level of reserve additions in commercial real estate in the year-ago period.

Average loan balances decreased $28.2 billion compared to the same period a year ago due to continued low demand due in part to client deleveraging and economic uncertainty. Average deposit balances continued to grow, increasing by $19.4 billion as clients remain very liquid.

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Global Banking and Markets

(Dollars in millions)

	Three Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009
Total revenue, net of interest expense, FTE basis	$6,005	$9,751	$10,411
Provision for credit losses	(133)	247	588
Noninterest expense	4,790	4,370	3,920

Net income	927	3,218	3,903
Efficiency ratio, FTE basis	79.75%	44.83%	37.66%
Return on average equity	7.00%	23.70%	31.52%
Total average assets	$774,792	$782,126	$780,910
Total average deposits	$113,165	$104,113	$102,650

Global Banking and Markets net income decreased $3.0 billion compared to a year earlier, as the year-ago period included a gain on the contribution of the merchant services business to a joint venture and the most recent period was impacted by a widespread market slowdown in the sales and trading businesses.

Revenue decreased $4.4 billion due to the lack of the $3.8 billion gain on the contribution of the merchant services business in 2009, as well as general market deterioration resulting from market concerns around the global economy and the lack of liquidity as sovereign debt fears and regulatory uncertainty fueled investor concerns. Noninterest expense increased $870 million driven by the U.K. payroll tax on certain year-end incentive payments and the recognition of expense on proportionately larger prior year incentive deferrals. Provision for credit losses declined from a year ago primarily driven by an improved risk portfolio. This resulted in reserve reductions and lower charge-offs in the corporate portfolio, reflecting stabilizing borrower cash flows and improved borrower liquidity.

Fixed Income, Currency and Commodities revenue fell to $2.6 billion, compared to $3.1 billion a year ago, due to spread widening and a decline in liquidity reflecting increased investor risk aversion and greater economic uncertainty.

Equities revenue declined to $1.0 billion compared to $1.3 billion a year ago driven primarily by lower sales and trading revenues of $852 million due to adverse market conditions and reductions in equity derivatives revenue.

Corporate and Investment Banking revenue of $2.4 billion included Corporate Banking revenue of $1.6 billion. Excluding the merchant services gain in the prior year, Corporate and Investment Banking revenue was up $210 million year over

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year, largely as a result of an increase in net interest income and growth in fee revenue.

Global Wealth and Investment Management

(Dollars in millions)

	Three Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009
Total revenue, net of interest expense, FTE basis	$4,331	$4,169	$3,962
Provision for credit losses	121	242	238
Noninterest expense	3,370	3,191	3,142

Net income	356	461	396
Efficiency ratio, FTE basis	77.77%	76.56%	79.26%
Return on average equity	6.08%	8.50%	8.77%
Average loans	$99,007	$99,038	$101,746
Average deposits	229,272	224,514	215,381

(in billions)	At June 30, 2010	At March 31, 2010	At June 30, 2009
Assets under management (AUM) [1]	$603.3	$750.7	$705.2
Total net client assets [1,2]	1,992.4	2,188.1	2,022.2

[1]	Assets under management and total net client assets include the Columbia Management long-term asset management business through the date of sale on May 1, 2010.
[2]	Client assets are defined as assets under management, client brokerage assets, other assets in custody and client deposits.

Global Wealth and Investment Management net income declined $40 million from a year earlier driven in part by the tax-related effects of the sale of the former Columbia Management long-term asset management business, partially offset by higher investment and brokerage activity and lower credit costs.

Revenue increased $369 million from a year earlier to $4.3 billion, which represents Global Wealth and Investment Management’s highest quarterly revenue other than the fourth quarter of 2009, which included a $1.1 billion gain related to the company’s equity investment in BlackRock, Inc. The increase was driven by higher investment and brokerage income, higher net interest income compared to the second quarter of 2009, and the pretax gain on the sale of Columbia Management’s long-term asset management business. The provision for credit losses decreased $117 million from a year ago to $121 million due to improvement in the consumer real estate portfolio.

Merrill Lynch Global Wealth Management net revenue increased $234 million from a year earlier due to higher investment and brokerage income driven by the impact of

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higher average equity market levels, increased AUM flows, and higher transactional brokerage activity, as well as higher net interest income.

U.S. Trust, Bank of America Private Wealth Management, and Retirement and Philanthropic Services net revenue increased $29 million and $15 million, respectively from a year ago due to improved net interest margin at U.S. Trust and higher valuations in the equity markets in Retirement and Philanthropic Services.

Global Wealth and Investment Management also includes the results of BofA Global Capital Management, which is the cash and liquidity asset management business that Bank of America retained following the sale of Columbia Management’s long-term asset management business and the economic ownership interest related to the company’s investment in BlackRock, Inc.

All Other

All Other reported net income of $1.1 billion, up $346 million from a year ago due to higher net revenue driven by a $1.2 billion pretax gain on the sale of shares of Itaú and credit-related gains primarily associated with the Merrill Lynch structured notes of $1.2 billion, partially offset by increases in the provision for credit losses and noninterest expense.

The increase in provision for credit losses was driven by the impact of the new consolidation guidance, partially offset by lower reserve additions related to the residential mortgage and the discontinued real estate purchased credit-impaired portfolios. Results were also impacted by lower gains on sales of debt securities as a result of net losses on sales of certain non-agency residential mortgage-backed securities. Noninterest expense increased due to higher personnel, general operating and other expenses.

All Other consists primarily of equity investments, the residential mortgage portfolio associated with ALM activities, the residual impact of the cost allocation process, merger and restructuring charges, intersegment eliminations, fair value adjustments related to certain Merrill Lynch structured notes and the results of certain consumer finance, investment management and commercial lending businesses that are being liquidated. Prior to January 1, 2010, All Other also included the offsetting securitization impact to present Global Card Services on a managed basis. For more information and detailed reconciliation, please refer to the data pages supplied with this press release.

Note: Chief Executive Officer and President Brian Moynihan and Chief Financial Officer Charles Noski will discuss second-quarter 2010 results in a conference call at 8:30 a.m. ET today. The presentation and supporting materials can be accessed on the Bank of America Investor Relations Web site at http://investor.bankofamerica.com. For a listen-only connection to the conference call, dial 1.888.245.1801 (U.S.) or 1.785.424.1733 (international) and the conference ID: 79795.

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Bank of America

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 57 million consumer and small business relationships with 5,900 retail banking offices, more than 18,000 ATMs and award-winning online banking with 29 million active users. Bank of America is among the world’s leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in more than 40 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

Forward-Looking Statements

Bank of America and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts, but instead represent Bank of America’s current expectations, plans or forecasts of its future results and revenues, including future asset management and brokerage fees, sales and trading revenues, representation and warranties expenses, deferred tax assets, net interest income, credit trends and conditions, including credit losses, credit reserves, charge-offs and nonperforming asset levels, consumer and commercial service charges, including the impact of changes in the company’s overdraft policy as well as from the Electronic Fund Transfer Act, liquidity, regulatory and GAAP capital levels, revenue impact of the Credit Card Accountability Responsibility and Disclosure Act of 2009 (CARD Act), mortgage production levels, mortgage modifications, loss rates on the Countrywide purchased credit-impaired portfolio and other similar matters. These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and are often beyond Bank of America’s control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.

You should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed under Item 1A. “Risk Factors” of Bank of America’s 2009 Annual Report on Form 10-K and in any of Bank of America’s subsequent SEC filings: negative economic conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits; Bank of America’s modification policies and related results; the level and volatility of the capital markets, interest rates, currency values and other market indices; changes in

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consumer, investor and counterparty confidence in, and the related impact on, financial markets and institutions; Bank of America’s credit ratings and the credit ratings of its securitizations; estimates of fair value of certain Bank of America assets and liabilities; legislative and regulatory actions in the United States (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Electronic Fund Transfer Act, the CARD Act of 2009 and related regulations) and internationally; the impact of litigation and regulatory investigations, including costs, expenses, settlements and judgments; various monetary and fiscal policies and regulations of the U.S. and non-U.S. governments; changes in accounting standards, rules and interpretations (including the new accounting guidance on consolidation) and the impact on Bank of America’s financial statements; increased globalization of the financial services industry and competition with other U.S. and international financial institutions; Bank of America’s ability to attract new employees and retain and motivate existing employees; mergers and acquisitions and their integration into Bank of America; Bank of America’s reputation; and decisions to downsize, sell or close units or otherwise change the business mix of Bank of America. Forward-looking statements speak only as of the date they are made, and Bank of America undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

BofA Global Capital Management Group, LLC (“BofA Global Capital Management”) is an asset management division of Bank of America Corporation. BofA Global Capital Management entities furnish investment management services and products for institutional and individual investors.

Bank of America Merrill Lynch is the marketing name for the global banking and global markets businesses of Bank of America Corporation. Lending, derivatives, and other commercial banking activities are performed by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, financial advisory, and other investment banking activities are performed by investment banking affiliates of Bank of America Corporation (“Investment Banking Affiliates”), including Banc of America Securities LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which are both registered broker-dealers and members of FINRA and SIPC. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed. Bank of America Corporation’s broker-dealers are not banks and are separate legal entities from their bank affiliates. The obligations of the broker-dealers are not obligations of their bank or thrift affiliates (unless explicitly stated otherwise), and these bank affiliates are not responsible for securities sold, offered or recommended by the broker-dealers. The foregoing also applies to other non-bank, non-thrift affiliates.

www.bankofamerica.com

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Bank of America Corporation and Subsidiaries

Selected Financial Data

(Dollars in millions, except per share data; shares in thousands)

Summary Income Statement	Six Months Ended June 30		Second Quarter	First Quarter	Second Quarter

	2010	2009	2010	2010	2009
Net interest income	$26,649	$24,127	$12,900	$13,749	$11,630
Noninterest income	34,473	44,405	16,253	18,220	21,144

Total revenue, net of interest expense	61,122	68,532	29,153	31,969	32,774
Provision for credit losses	17,910	26,755	8,105	9,805	13,375
Noninterest expense, before merger and restructuring charges	33,999	32,428	16,745	17,254	16,191
Merger and restructuring charges	1,029	1,594	508	521	829

Income before income taxes	8,184	7,755	3,795	4,389	2,379
Income tax expense (benefit)	1,879	284	672	1,207	(845)

Net income	$6,305	$7,471	$3,123	$3,182	$3,224

Preferred stock dividends and accretion	688	2,238	340	348	805

Net income applicable to common shareholders	$5,617	$5,233	$2,783	$2,834	$2,419

Earnings per common share	$0.56	$0.75	$0.28	$0.28	$0.33
Diluted earnings per common share	0.55	0.75	0.27	0.28	0.33

Summary Average Balance Sheet	Six Months Ended June 30		Second Quarter	First Quarter	Second Quarter

	2010	2009	2010	2010	2009
Total loans and leases	$979,267	$980,035	$967,054	$991,615	$966,105
Debt securities	312,727	270,618	314,299	311,136	255,159
Total earning assets	1,921,864	1,861,954	1,910,790	1,933,060	1,811,981
Total assets	2,499,697	2,469,452	2,489,745	2,509,760	2,420,317
Total deposits	986,344	969,516	991,615	981,015	974,892
Shareholders’ equity	231,686	235,855	233,461	229,891	242,867
Common shareholders’ equity	207,966	167,153	215,468	200,380	173,497

Performance Ratios	Six Months Ended June 30		Second Quarter	First Quarter	Second Quarter

	2010	2009	2010	2010	2009
Return on average assets	0.51%	0.61%	0.50%	0.51%	0.53%
Return on average common shareholders’ equity	5.45	6.31	5.18	5.73	5.59

Credit Quality	Six Months Ended June 30		Second Quarter 2010	First Quarter 2010	Second Quarter 2009

	2010	2009
Total net charge-offs	$20,354	$15,643	$9,557	$10,797	$8,701
Annualized net charge-offs as a % of average loans and leases outstanding (1)	4.21%	3.24%	3.98%	4.44%	3.64%
Provision for credit losses	$17,910	$26,755	$8,105	$9,805	$13,375
Total consumer credit card managed net losses	n/a	8,841	n/a	n/a	5,047
Total consumer credit card managed net losses as a % of average managed credit card receivables	n/a	10.16%	n/a	n/a %	11.73%

			June 30 2010	March 31 2010	June 30 2009
Total nonperforming loans, leases and foreclosed properties			$35,701	$35,925	$30,982
Nonperforming loans, leases and foreclosed properties as a % of total loans, leases and foreclosed properties (1)			3.74	3.69	3.31%
Allowance for loan and lease losses			$45,255	$46,835	$33,785
Allowance for loan and lease losses as a % of total loans and leases outstanding (1)			4.75	4.82	3.61%

Capital Management			June 30	March 31	June 30
			2010	2010	2009
Risk-based capital:
Tier 1 common equity ratio			8.01	7.60	6.90%
Tier 1 capital ratio			10.67	10.23	11.93
Total capital ratio			14.77	14.47	15.99
Tier 1 leverage ratio			6.69	6.46	8.21
Tangible equity ratio (2)			6.16	6.03	7.39
Tangible common equity ratio (3)			5.36	5.23	4.67

Period-end common shares issued and outstanding			10,033,017	10,032,001	8,651,459

	Six Months Ended June 30		Second Quarter 2010	First Quarter 2010	Second Quarter 2009

	2010	2009
Shares issued (4)	1,382,773	3,634,024	1,016	1,381,757	2,250,509
Average common shares issued and outstanding	9,570,166	6,808,262	9,956,773	9,177,468	7,241,515
Average diluted common shares issued and outstanding	10,020,926	6,836,972	10,029,776	10,005,254	7,269,518
Dividends paid per common share	$0.02	$0.02	$0.01	$0.01	$0.01

Summary End of Period Balance Sheet			June 30 2010	March 31 2010	June 30 2009
Total loans and leases			$956,177	$976,042	$942,248
Total debt securities			315,200	316,360	267,238
Total earning assets			1,850,517	1,823,932	1,721,618
Total assets			2,363,878	2,338,700	2,254,394
Total deposits			974,467	976,102	970,742
Total shareholders’ equity			233,174	229,823	255,152
Common shareholders’ equity			215,181	211,859	196,492
Book value per share of common stock (5)			$21.45	$21.12	$22.71
Tangible book value per share of common stock (5)			12.14	11.70	11.66

(1)	Ratios do not include loans measured at fair value under the fair value option at and for the three and six months ended June 30, 2010 and 2009.
(2)	Tangible equity ratio represents shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities.
(3)	Tangible common equity ratio represents common shareholders’ equity plus any Common Equivalent Securities less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities.
(4)	2009 amounts include approximately 1.375 billion shares issued in the Merrill Lynch acquisition.
(5)	Book value per share of common stock includes the impact of the conversion of common equivalent shares to common shares. Tangible book value per share of common stock represents ending common shareholders’ equity plus any Common Equivalent Securities less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by ending common shares outstanding plus the number of common shares issued upon conversion of common equivalent shares.

n/a = not applicable

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.	16

Bank of America Corporation and Subsidiaries

Quarterly Business Segment Results

(Dollars in millions)

	Second Quarter 2010
	Deposits	Global Card Services (1)	Home Loans & Insurance	Global Commercial Banking	Global Banking & Markets	GWIM	All Other (1)
Total revenue, net of interest expense	$3,604	$6,861	$2,795	$2,778	6,005	$4,331	$3,076
Provision for credit losses	61	3,795	2,390	623	(133)	121	1,248
Noninterest expense	2,496	1,799	2,817	909	4,790	3,370	1,072
Net income (loss)	665	806	(1,534)	790	927	356	1,113

Efficiency ratio (2)	69.24%	26.20%	100.78%	32.74%	79.75%	77.77%	n/m
Return on average equity	11.01	7.98	n/m	7.55	7.00	6.08	n/m
Average - Total loans and leases	n/m	$177,571	$130,664	$206,111	$95,902	$99,007	$257,245
Average - Total deposits	$415,670	n/m	n/m	145,221	113,165	229,272	64,201

	First Quarter 2010
	Deposits	Global Card Services (1)	Home Loans & Insurance	Global Commercial Banking	Global Banking & Markets	GWIM	All Other (1)
Total revenue, net of interest expense	$3,633	$6,803	$3,624	$3,030	9,751	$4,169	$1,280
Provision for credit losses	37	3,535	3,600	926	247	242	1,218
Noninterest expense	2,498	1,757	3,329	967	4,370	3,191	1,663
Net income (loss)	688	947	(2,072)	713	3,218	461	(773)

Efficiency ratio (2)	68.75%	25.84%	91.85%	31.92%	44.83%	76.56%	n/m
Return on average equity	11.57	8.90	n/m	6.78	23.70	8.50	n/m
Average - Total loans and leases	n/m	$189,307	$133,745	$213,841	$99,027	$99,038	$256,151
Average - Total deposits	$414,169	n/m	n/m	143,369	104,113	224,514	70,417

	Second Quarter 2009
	Deposits	Global Card Services (1)	Home Loans & Insurance	Global Commercial Banking	Global Banking & Markets	GWIM	All Other (1)
Total revenue, net of interest expense	$3,477	$7,262	$4,463	$2,843	10,411	$3,962	$668
Provision for credit losses	87	7,655	2,726	2,081	588	238	—
Noninterest expense	2,593	1,936	2,834	970	3,920	3,142	1,625
Net income (loss)	534	(1,586)	(726)	(64)	3,903	396	767

Efficiency ratio (2)	74.59%	26.66%	63.50%	34.12%	37.66%	79.26%	n/m
Return on average equity	9.16	n/m	n/m	n/m	31.52	8.77	n/m
Average - Total loans and leases	n/m	$215,808	$131,509	$234,355	$116,513	$101,746	$165,558
Average - Total deposits	$415,502	n/m	n/m	125,805	102,650	215,381	89,527

(1)	In 2010, Global Card Services is presented in accordance with new consolidation guidance. The 2009 periods are presented on a managed basis and provision for credit losses represented: For Global Card Services - Provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio, and for All Other - Provision for credit losses combined with the Global Card Services securitization offset.
(2)	Fully taxable-equivalent (FTE) basis. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

n/m = not meaningful

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.	17

Bank of America Corporation and Subsidiaries

Year-to-Date Business Segment Results

(Dollars in millions)

	Six Months Ended June 30, 2010
	Deposits	Global Card Services (1)	Home Loans & Insurance	Global Commercial Banking	Global Banking & Markets	GWIM	All Other (1)
Total revenue, net of interest expense	$7,237	$13,664	$6,419	$5,808	15,756	$8,500	$4,356
Provision for credit losses	98	7,330	5,990	1,549	114	363	2,466
Noninterest expense	4,994	3,556	6,146	1,876	9,160	6,561	2,735
Net income (loss)	1,353	1,753	(3,606)	1,503	4,145	817	340

Efficiency ratio (2)	68.99%	26.02%	95.73%	32.31%	58.14%	77.18%	n/m
Return on average equity	11.29	8.45	n/m	7.16	15.46	7.25	n/m
Average - Total loans and leases	n/m	$183,407	$132,196	$209,955	$97,456	$99,023	$256,700
Average - Total deposits	$414,924	n/m	n/m	144,300	108,664	226,906	67,291

	Six Months Ended June 30, 2009
	Deposits	Global Card Services (1)	Home Loans & Insurance	Global Commercial Banking	Global Banking & Markets	GWIM	All Other (1)
Total revenue, net of interest expense	$6,849	$14,709	$9,699	$5,552	19,351	$8,124	$4,882
Provision for credit losses	175	15,876	6,098	3,868	913	492	(667)
Noninterest expense	4,895	3,982	5,491	1,944	8,613	6,256	2,841
Net income (loss)	1,148	(3,343)	(1,221)	(100)	6,420	890	3,677

Efficiency ratio (2)	71.47%	27.07%	56.62%	35.00%	44.51%	77.00%	n/m
Return on average equity	9.89	n/m	n/m	n/m	27.09	10.33	n/m
Average - Total loans and leases	n/m	$219,888	$128,543	$235,695	$118,940	$106,116	$170,119
Average - Total deposits	$395,999	n/m	n/m	122,175	103,325	233,049	90,597

(1)	In 2010, Global Card Services is presented in accordance with new consolidation guidance. The 2009 period is presented on a managed basis and provision for credit losses represented: For Global Card Services-Provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio, and for All Other-Provision for credit losses combined with the Global Card Services securitization offset.
(2)	FTE basis. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

n/m = not meaningful

Certain prior period amounts have been reclassified among the segments to conform to the current period presentation.

This information is preliminary and based on company data available at the time of the presentation.	18

Bank of America Corporation and Subsidiaries

Supplemental Financial Data

(Dollars in millions)

Fully taxable-equivalent basis data (1)	Six Months Ended June 30		Second Quarter 2010	First Quarter 2010	Second Quarter 2009
	2010	2009
Net interest income	$27,267	$24,761	$13,197	$14,070	$11,942
Total revenue, net of interest expense	61,740	69,166	29,450	32,290	33,086
Net interest yield	2.85%	2.67%	2.77%	2.93%	2.64%
Efficiency ratio	56.73	49.19	58.58	55.05	51.44

Other Data			June 30	March 31	June 30
			2010	2010	2009
Full-time equivalent employees			283,224	283,320	282,973
Number of banking centers - domestic			5,900	5,939	6,109
Number of branded ATMs - domestic			18,078	18,135	18,426

(1)	FTE basis is a non-GAAP measure. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. (See Reconciliation to GAAP Financial Measures on page 20).

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.	19

Bank of America Corporation and Subsidiaries

Reconciliation to GAAP Financial Measures

(Dollars in millions, shares in thousands)

The Corporation evaluates its business based upon a FTE basis which is a non-GAAP measure. Total revenue, net of interest expense, includes net interest income on a FTE basis and noninterest income. The adjustment of net interest income to a FTE basis results in a corresponding increase in income tax expense. The Corporation also evaluates its business based upon ratios that utilize tangible equity which is a non-GAAP measure. The tangible equity ratio represents total shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. The tangible common equity ratio represents common shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Tangible book value per common share represents ending common shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by ending common shares outstanding. These measures are used to evaluate the Corporation’s use of equity (i.e., capital). We believe the use of these non-GAAP measures provides additional clarity in assessing the results of the Corporation.

Other companies may define or calculate supplemental financial data differently. See the tables below for corresponding reconciliations to GAAP financial measures at June 30, 2010, March 31, 2010 and June 30, 2009, and for the six months ended June 30, 2010 and 2009. We believe the use of these non-GAAP measures provides additional clarity in assessing the results of the Corporation.

	Six Months Ended June 30		Second Quarter	First Quarter	Second Quarter
	2010	2009	2010	2010	2009

Reconciliation of net interest income to net interest income FTE basis

Net interest income	$26,649	$24,127	$12,900	$13,749	$11,630
Fully taxable-equivalent adjustment	618	634	297	321	312

Net interest income fully taxable-equivalent basis	$27,267	$24,761	$13,197	$14,070	$11,942

Reconciliation of total revenue, net of interest expense to total revenue, net of interest expense FTE basis

Total revenue, net of interest expense	$61,122	$68,532	$29,153	$31,969	$32,774
Fully taxable-equivalent adjustment	618	634	297	321	312

Total revenue, net of interest expense fully taxable-equivalent basis	$61,740	$69,166	$29,450	$32,290	$33,086

Reconciliation of income before income taxes to pretax pre-provision income FTE basis

Income before income taxes	$8,184	$7,755	$3,795	$4,389	$2,379
Provision for credit losses	17,910	26,755	8,105	9,805	13,375
Fully taxable-equivalent adjustment	618	634	297	321	312

Pretax pre-provision income fully taxable-equivalent basis	$26,712	$35,144	$12,197	$14,515	$16,066

Reconciliation of income tax expense (benefit) to income tax expense (benefit) FTE basis

Income tax expense (benefit)	$1,879	$284	$672	$1,207	$(845)
Fully taxable-equivalent adjustment	618	634	297	321	312

Income tax expense (benefit) fully taxable-equivalent basis	$2,497	$918	$969	$1,528	$(533)

Reconciliation of period end common shareholders’ equity to period end tangible common shareholders’ equity

Common shareholders’ equity	$215,181	$196,492	$215,181	$211,859	$196,492
Goodwill	(85,801)	(86,246)	(85,801)	(86,305)	(86,246)
Intangible assets (excluding MSRs)	(10,796)	(13,245)	(10,796)	(11,548)	(13,245)
Related deferred tax liabilities	3,215	3,843	3,215	3,396	3,843

Tangible common shareholders’ equity	$121,799	$100,844	$121,799	$117,402	$100,844

Reconciliation of period end shareholders’ equity to period end tangible shareholders’ equity

Shareholders’ equity	$233,174	$255,152	$233,174	$229,823	$255,152
Goodwill	(85,801)	(86,246)	(85,801)	(86,305)	(86,246)
Intangible assets (excluding MSRs)	(10,796)	(13,245)	(10,796)	(11,548)	(13,245)
Related deferred tax liabilities	3,215	3,843	3,215	3,396	3,843

Tangible shareholders’ equity	$139,792	$159,504	$139,792	$135,366	$159,504

Reconciliation of period end assets to period end tangible assets

Assets	$2,363,878	$2,254,394	$2,363,878	$2,338,700	$2,254,394
Goodwill	(85,801)	(86,246)	(85,801)	(86,305)	(86,246)
Intangible assets (excluding MSRs)	(10,796)	(13,245)	(10,796)	(11,548)	(13,245)
Related deferred tax liabilities	3,215	3,843	3,215	3,396	3,843

Tangible assets	$2,270,496	$2,158,746	$2,270,496	$2,244,243	$2,158,746

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.	20

Bank of America Corporation and Subsidiaries

Reconciliation - Managed to GAAP

(Dollars in millions)

In 2010, the Corporation reports Global Card Services results in accordance with new consolidation guidance. The 2009 periods are presented on a managed basis. Managed basis assumes that securitized loans were not sold and presents earnings on these loans in a manner similar to the way loans that have not been sold (i.e., held loans) are presented. Loan securitization is an alternative funding process that is used by the Corporation to diversify funding sources. In prior periods, loan securitization removed loans from the Consolidated Balance Sheet through the sale of loans to an off-balance sheet qualifying special purpose entity which was excluded from the Corporation’s Consolidated Financial Statements in accordance with GAAP applicable at the time.

The performance of the managed portfolio is important in understanding Global Card Services results as it demonstrates the results of the entire portfolio serviced by the business. Securitized loans continue to be serviced by the business and are subject to the same underwriting standards and ongoing monitoring as held loans. In addition, excess servicing income is exposed to similar credit risk and repricing of interest rates as held loans. In prior periods, Global Card Services managed income statement line items differed from a held basis reported as follows:

•

Managed net interest income included Global Card Services net interest income on held loans and interest income on the securitized loans less the internal funds transfer pricing allocation related to securitized loans.

•

Managed noninterest income included Global Card Services noninterest income on a held basis less the reclassification of certain components of card income (e.g., excess servicing income) to record securitized net interest income and provision for credit losses. Noninterest income, both on a held and managed basis, also included the impact of adjustments to the interest-only strips that were recorded in card income as management managed this impact within Global Card Services.

•	Provision for credit losses represented the provision for managed credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio.

Global Card Services

	Six Months Ended June 30, 2009			Three Months Ended June 30, 2009
	Managed Basis (1)	Securitization Impact (2)	Held Basis	Managed Basis (1)	Securitization Impact (2)	Held Basis
Net interest income (3)	$10,174	$(4,749)	$5,425	$4,976	$(2,358)	$2,618
Noninterest income:
Card income	4,277	(348)	3,929	2,163	(592)	1,571
All other income	258	(67)	191	123	(33)	90

Total noninterest income	4,535	(415)	4,120	2,286	(625)	1,661

Total revenue, net of interest expense	14,709	(5,164)	9,545	7,262	(2,983)	4,279

Provision for credit losses	15,876	(5,164)	10,712	7,655	(2,983)	4,672
Noninterest expense	3,982	—	3,982	1,936	—	1,936

Loss before income taxes	(5,149)	—	(5,149)	(2,329)	—	(2,329)
Income tax benefit (3)	(1,806)	—	(1,806)	(743)	—	(743)

Net loss	$(3,343)	$—	$(3,343)	$(1,586)	$—	$(1,586)

Average - total loans and leases	$219,888	$(102,357)	$117,531	$215,808	$(102,046)	$113,762

All Other

	Six Months Ended June 30, 2009			Three Months Ended June 30, 2009
	Reported Basis (4)	Securitization Offset (2)	As Adjusted	Reported Basis (4)	Securitization Offset (2)	As Adjusted
Net interest income (loss) (3)	$(3,452)	$4,749	$1,297	$(1,595)	$2,358	$763
Noninterest income:
Card income	256	348	604	(278)	592	314
Equity investment income	7,302	—	7,302	5,979	—	5,979
Gains on sales of debt securities	2,143	—	2,143	672	—	672
All other income (loss)	(1,367)	67	(1,300)	(4,110)	33	(4,077)

Total noninterest income	8,334	415	8,749	2,263	625	2,888

Total revenue, net of interest expense	4,882	5,164	10,046	668	2,983	3,651

Provision for credit losses	(667)	5,164	4,497	—	2,983	2,983
Merger and restructuring charges	1,594	—	1,594	829	—	829
All other noninterest expense	1,247	—	1,247	796	—	796

Income (loss) before income taxes	2,708	—	2,708	(957)	—	(957)
Income tax benefit (3)	(969)	—	(969)	(1,724)	—	(1,724)

Net income	$3,677	$—	$3,677	$767	$—	$767

Average - total loans and leases	$170,119	$102,357	$272,476	$165,558	$102,046	$267,604

(1)	Provision for credit losses represents provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio.
(2)	The securitization impact/offset on net interest income is on a funds transfer pricing methodology consistent with the way funding costs are allocated to the businesses.
(3)	FTE basis

(4)	Provision for credit losses represents provision for credit losses in All Other combined with the Global Card Services securitization offset.

Certain prior period amounts have been reclassified among the segments to conform to the current period presentation.

This information is preliminary and based on company data available at the time of the presentation.	21